Exhibit 10.3
CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) is entered into effective as of Monday, June 2, 2025 (the “Effective Date”) by and between TriSalus Life Sciences Inc., a Delaware corporation having its principal place of business located at 6272 W. 91st Avenue, Westminster, CO 80031 (“Company”), and Mr. David Patience at 3616 E. Placita Lindura, Tucson, AZ. 85717 (“Consultant”).
The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on the terms described below.
AGREEMENT
In consideration of the mutual promises contained herein, the parties agree as follows:
1. Services.
1.1 Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A as requested by the Company from time to time (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. If not specified on Exhibit A, the scope, timing, duration, and site of performance of said Services shall be mutually and reasonably agreed to by the Company and Consultant and are subject to change upon the written agreement of both parties. Consultant will provide the Services in a timely and professional manner consistent with industry practices.
1.2 Past Activities. Company and Consultant acknowledge that Consultant may have participated in discussions, performed work, activities, services or made efforts on behalf of or for the benefit of Company, or related to the current or prospective business of Company in anticipation of Consultant’s involvement with Company, that would have been “Services” if performed during the term of this Agreement, for a period of time prior to the date of this Agreement (the “Prior Consulting Period”). Accordingly, Consultant agrees that if and to the extent that, during the Prior Consulting Period: (i) Consultant received access to any information from or on behalf of Company that would have been “Confidential Information” (as defined below) if Consultant received access to such information during the term of this Agreement; or (ii) Consultant (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of Company, or related to the current or prospective business of Company in anticipation of Consultant’s involvement with Company, that would have been an “Invention” (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement; or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a “Prior Invention” (as defined below) if incorporated into such item during the term of this

Agreement; any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” or “Prior Invention” hereunder, and this Agreement shall apply to such activities, information or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.
2. Confidentiality.
2.1 Definitions. “Confidential Information” means all data, information, technology, samples and specimens relating to the Company or its plans, products, product concepts, technologies, business, financial, marketing, research, non-clinical, clinical or regulatory affairs, manufacturing processes and procedures, or those of any other third party, from whom the Company receives information on a confidential basis, whether written, graphic or oral, furnished to Consultant by or on behalf of the Company, either directly or indirectly, or obtained or observed by Consultant while providing services hereunder, and the Services to be provided by Consultant hereunder. Confidential Information also includes all Inventions (as defined below) and any other information or materials generated in connection with the Services. Without limiting the preceding sentence, Consultant’s obligations under Section 2.2 shall not apply to information that Consultant can prove: (a) has become publicly known and made generally available through no wrongful act on the part of Consultant; (b) at the time of disclosure to Consultant by the Company, is known by Consultant from Consultant’s own sources and as evidenced by Consultant’s then contemporaneous written records; or (c) has been rightfully received by Consultant on a nonconfidential basis from a third party legally and contractually entitled to make such disclosures; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
2.2 Nonuse and Nondisclosure. Consultant will not, during or subsequent to the Term (as defined below) of this Agreement: (a) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company; or (b) disclose the Confidential Information to any third party, without the prior written consent of an authorized representative of the Company; except that Consultant may disclose Confidential Information to employees of Consultant and/or employees or consultants of the Company; in each case, who need to know such Confidential Information for the purposes of Consultant performing the Services who, prior to any such disclosure, are subject to written nonuse and non-disclosure obligations at least as protective of the Company and the Confidential Information as this Section 2. Consultant agrees that, as between the Company and Consultant, all Confidential Information will remain the sole property of the Company. Consultant also agrees to hold in the strictest confidence, and take all necessary and reasonable precautions to prevent any unauthorized disclosure or use of such Confidential Information. Without the Company’s prior written approval, Consultant may disclose the existence, but not the terms, of this Agreement to third parties. Anything to the contrary notwithstanding, Consultant may also disclose Confidential Information to the extent such disclosure is compelled by a court of competent jurisdiction; provided that Consultant (x) promptly (and in any event, prior to such disclosure) notifies the Company of such requirement, (y) uses its best efforts to assist Company in seeking a protective order or similar confidential protection as may be available, and (z) only discloses that portion of the Confidential Information that is legally required to be disclosed. Consultant acknowledges that the use or disclosure of Confidential Information without the Company’s express written permission will cause the Company irreparable harm and that any breach or threatened breach of this Section 2 by Consultant will entitle the Company to seek injunctive relief and reasonable attorneys’ fees, in addition to any other legal remedies available to it, in any court of competent jurisdiction.
2.3 Third Party Confidential Information.
(a) Consultant recognizes that the Company has received, and in the future may receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the Term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or other entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
(b) Consultant agrees that neither Consultant nor any Consultant personnel will improperly use or disclose to Company, in connection with Consultant’s work for or for the benefit of Company, any proprietary information or trade secrets of any person or entity with which Consultant or such Consultant personnel have an agreement or duty to keep in confidence such information. Consultant also agrees that Consultant personnel will not bring onto the premises of Company any unpublished document or proprietary information belonging to such person or entity unless consented to in writing by the same.
2.4 Return of Materials. Upon the expiration or termination of this Agreement, or upon the Company’s earlier request, Consultant will (and will cause its personnel to) immediately deliver to the Company, and will not keep in their possession, recreate or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiment of Inventions, all devices and equipment belonging to the Company, all electronically stored information and passwords to access such property, those records maintained pursuant to Section 3.6 and any reproductions of any of the foregoing items that Consultant and/or any Consultant personnel may have in their possession or control; and, upon the Company’s request, Consultant agrees to certify in writing that Consultant and all of its personnel have fully complied with this obligation.
3. Ownership.
3.1 Assignment. Consultant agrees that all information (including without limitation, business plans and/or business information), technology, know-how, materials, notes, records, drawings, designs, inventions, ideas, discoveries, enhancements, modifications, improvements, developments, devices, compositions, trade secrets, processes, methods and/or techniques, whether or not patentable or copyrightable, that are conceived, generated, made, discovered, developed or reduced to practice by Consultant (including by Consultant’s personnel), solely or jointly with others, in the course of performing Services or through the use of Confidential Information (collectively, “Inventions”), are the sole and exclusive property of the Company. Consultant agrees to disclose such Inventions promptly to the Company and hereby irrevocably assigns to the Company all right, title and interest in and to any and all such Inventions, including all intellectual property rights therein and thereto. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to (and shall cause its relevant personnel to hereby waive and agree not to) enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
3.2 Further Assurances. Consultant will sign, execute and acknowledge (and/or cause to be signed, executed and acknowledged), without cost but at the expense of the Company, any and all documents, and to perform such acts, as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignment of such Inventions and to obtain, enforce and/or defend intellectual property rights, including copyright and patent rights, in any and all countries with respect to such Inventions. Consultant also agrees that Consultant’s obligation to sign, execute and acknowledge (and/or cause to be signed, executed and acknowledged) any such documents shall continue after the expiration or earlier termination of this Agreement. Consultant represents and warrants that each member of Consultant’s personnel who are involved in the Services shall have executed a binding written agreement with Consultant obligating such person to assign to Consultant all of his or her respective rights, title and interests in and to each Invention and to provide reasonable cooperation and assistance at least as protective of the Company as the terms of this Section 3.2. Consultant shall assume full responsibility and liability to the Company for any actions of Consultant’s personnel that are not in accordance with such obligations.
3.3 Pre-Existing Materials. Subject to Section 3.1, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary subject matter owned by Consultant (or any of Consultant’s personnel) or in which Consultant (or any of Consultant’s personnel) has an interest prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), Consultant will inform Company in writing thereof, and Company is hereby granted, and shall have, a non-exclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license, with right to grant and authorize sublicenses, to make, have made, modify, reproduce, display, use, distribute, adapt, prepare derivative works of, display, perform, offer for sale, sell and otherwise exploit such Prior Invention.
3.4 Attorney-in-Fact. Consultant agrees that if the Company is unable because of Consultant’s, or any of its personnel’s, unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s or such member of Consultant’s personnel’s signature for the purpose of applying for or pursuing any application or registration for any intellectual property rights covering any Invention, then Consultant, on behalf of itself and its personnel, hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s, and/or its personnel’s, agent and attorney-in-fact, to act for and on Consultant’s, and/or its personnel’s, behalf to execute and file any such applications and any associated documents, and to do all other lawfully permitted acts, to further the prosecution and issuance of such intellectual property rights thereon with the same legal force and effect as if executed by Consultant or such member of Consultant’s personnel. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.
3.5 Maintenance of Records. Consultant agrees to keep and maintain (and to cause its personnel to keep and maintain) adequate, current, accurate, and authentic written records of all work conducted under this Agreement, and all Inventions. The records shall be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company and shall properly reflect all work done and results achieved in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) such records (or copies thereof, if requested) to Company or its designee, and Company and its designees shall have the right to audit, inspect and copy any such records.
3.6 Reports. For time to time during the term of this Agreement, or otherwise at the request of the Company, Consultant agrees to keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as reasonably requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services. All such reports prepared by Consultant shall be the sole property of the Company.
4. Representations and Warranties; Limitation of Liability.
4.1 Representations and Warranties. Consultant represents and warrants to the Company that Consultant is legally able to enter into this Agreement and that Consultant’s execution, delivery and performance of this Agreement does not, and will not, conflict with any agreement, arrangement or understanding, written or oral, to which Consultant (and/or any of its personnel) is a party or by which Consultant (and/or any of its personnel) is bound. Consultant further represents and warrants that Consultant has never been, nor have any of Consultant’s personnel who may provide Services under this Agreement ever been: (a) debarred or convicted of a crime for which a person or entity can be debarred under Section 306(a) or 306(b) of the United States Generic Drug Enforcement Act of 1992 or under 42 U.S.C. Section 1320a-7; or (b) sanctioned by, suspended, excluded, or otherwise deemed ineligible to participate in any federal health care program including Medicare and Medicaid, or any other federal procurement or nonprocurement programs. Should Consultant or any of Consultant’s personnel be debarred, convicted or sanctioned as described above, Consultant shall immediately notify the Company of such debarment, conviction or sanction.
4.2 Limitation of Liability. IN NO EVENT SHALL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL

COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES GIVING RISE TO SUCH LIABILITY.
5. Term and Termination.
5.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in full force and effect until the earlier of (a) final completion of the Services or (b) termination as provided in Section 5.2.
5.2 Termination. Either party may terminate this Agreement upon 14 days prior written notice to the other. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement. The Company and Consultant agree that the terms and conditions of this Agreement, including the Term, shall be subject to an annual review by the Company.
5.3 Survival. Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease except:
(a) The Company will pay, within 30 days after receipt of Consultant’s final statement, all amounts owing to Consultant for unpaid Services properly completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the provisions of Section 1 of this Agreement; and
(b) Sections 1.2, 2, 3, 4, 5.3, 6, 7, 8, 9 and 10 will survive termination of this Agreement.
6. Independent Contractor; Taxes.
6.1 Independent Contractor. It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company, and nothing in this Agreement should be construed to create an agency, partnership, joint venture or employer-employee relationship. Consultant (a) is not the agent, employee or representative of the Company and (b) is not authorized to bind the Company to any liability or obligation, or to represent that the Consultant has any such authority.
6.2 Taxes and Withholdings. The Company shall not be responsible for paying any federal, state or local taxes on compensation, and Consultant shall be solely responsible for the payment thereof. The Company may, however, report payments made to Consultant hereunder to tax authorities and shall inform Consultant of such actions. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant further agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. The Company will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest. Consultant agrees to provide proof of payment of appropriate taxes on any fees paid to Consultant under this Agreement upon reasonable request of the Company.
7. Indemnification.
7.1 By Consultant. Consultant agrees to indemnify and hold harmless the Company and its affiliates, and its and their respective directors, officers and employees (each a “Company Indemnitee”) from and against all losses, damages, liabilities, costs and expenses whatsoever, (including without limitation attorneys’ fees and costs), arising from any third party claim, action, demand or proceeding made or brought against a Company Indemnitee, arising from or in connection with (a) any grossly negligent or intentionally wrongful act of Consultant or Consultant’s personnel, (b) any material breach by Consultant or Consultant’s personnel of any of the covenants contained in this Agreement, (c) any material failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (d) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.
8. Conflicting Obligations; Non-solicitation; Non-Disclosure.
8.1 Conflicting Obligations. Consultant agrees to use its best efforts: (a) to segregate Consultant’s Services performed under this Agreement from Consultant’s work done for any other corporation, institution or other person or entity so as to minimize any questions of disclosure of, or rights under, any inventions; (b) to notify the Chief Executive Officer or the Board of Directors of the Company in writing if at any time the Consultant believes that such questions may result from its performance under this Agreement; and (c) to assist Company in fairly resolving any questions in this regard which may arise. The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of any other third party, without the prior written consent of Company, to perform Services hereunder and shall not perform the Services hereunder in any manner that would give any third-party rights or access to any work product of such Services.
8.2 Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, solicit, entice, persuade, induce or otherwise attempt to influence any person or business who is, or during the period of Consultant’s engagement by the Company was, an employee, consultant, contractor, partner, supplier, customer or client of the Company or its affiliates to leave or otherwise stop doing business with the Company.
8.3 Non-Disclosure. Consultant agrees that without the prior written consent of the Company, Consultant will not intentionally generate any publicity, news release or other announcement concerning the engagement of Consultant hereunder or the services to be performed by Consultant hereunder or otherwise utilize the name of the Company or any of its affiliates for any advertising or promotional purposes.
9. Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it to its satisfaction. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.
10. Miscellaneous.
10.1 Governing Law. This Agreement shall be governed by the laws of Delaware, without regard to conflicts of law rules. The Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Delaware.
10.2 Assignability. In light of the unique and specialized nature of Consultant’s services, Consultant shall not subcontract any portion of Consultant’s duties, nor assign, transfer or delegate any of its rights or obligations, under this Agreement, without the express prior written consent of the Company, and any such attempted subcontracting, assignment, delegation or transfer shall be null and void. Company may assign this Agreement, and its rights and obligations hereunder, to any successor to all or substantially all of Company’s relevant business or assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.
10.3 Entire Agreement. This Agreement (including the Exhibit attached hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.
10.4 Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
10.5 Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or nationally recognized overnight delivery service (e.g. Federal Express, UPS), or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to such party at such party’s address or facsimile number written below or at such other address or facsimile number as such party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 11.5.
If to the Company, to:
TriSalus Life Sciences, Inc.
6272 W. 91st Avenue
Westminster, CO 80031
with an email copy to: [***]
If to Consultant, to:
Mr. David Patience
[***]
With an email copy to: [***]

10.6 Amendments; Waiver. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Consultant and the Company. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.
10.7 Attorneys’ Fees. In any court action at law or equity that is brought by oneof the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.
10.8 Further Assurances. Without limiting Section 3.2 above, Consultant agrees, upon request, to execute and deliver any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
10.9 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Company or Consultant.
10.10 Counterparts and Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Signatures delivered by facsimile or similar electronic transmission (e.g., portable document format (PDF)) shall be deemed to be binding as originals for all purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Consulting Agreement effective as of the date first written above.

CONSULTANT		TRISALUS LIFE SCIENCES, INC.

By:	/s/ David Patience		/s/ Mary Szela
Name:	David Patience	Name:	Ms. Mary Szela
Title:	Consultant	Title:	CEO and President